Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY CEO TO PRESENT AT MERRILL LYNCH

GLOBAL POWER & GAS LEADERS CONFERENCE

TECO Coal Resumes Production of Synthetic Fuel

TAMPA, September 13, 2006 — TECO Energy, Inc. (NYSE:TE) Chairman and CEO Sherrill Hudson will make a presentation at the 2006 Merrill Lynch Global Power & Gas Leaders Conference in New York on Wednesday, September 27, 2006 at 2:30 PM eastern time.

A webcast of the live presentation will be accessible through a link on TECO Energy’s home page at www.tecoenergy.com. The webcast will be available for replay for 14 days following the presentation for those unable to listen to the live webcast.

In conjunction with this presentation and in other meetings with investors in September, TECO Energy is reaffirming its previously announced earnings per share forecast range of $0.90 to $1.00 for 2006. This forecast is for earnings per share from continuing operations, excluding all charges and gains, and assumes that results from the production of synthetic fuel are breakeven, which is in effect the same as excluding benefits and costs from the production of synthetic fuel for the year.

TECO Energy also announced today that Pike Letcher Synfuel LLC, an affiliate of TECO Coal, expects to resume full production of synthetic fuel by September 18, 2006, because oil prices have declined to a level below the breakeven point. The current average of the year-to-date actual oil prices and the remaining month oil futures prices for 2006 are approximately $68 per barrel on a NYMEX basis, which would result in a potential phase-out of synthetic fuel benefits of approximately 40%. Any benefits to earnings and cash flow from the production of synthetic fuel in 2006 are incremental to the guidance provided above.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the

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inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release. Factors that could impact actual results include: unforeseen regulatory actions by federal, state or local authorities that could impact operations; an adverse outcome in the previously disclosed litigation; additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; commodity price changes affecting the margins at TECO Coal and TECO Transport, fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; and TECO Coal’s exposure to oil price changes, to any changes in law, regulation or administration that would retroactively impact the federal income tax credits from the production of synthetic fuel or the related benefits that have been recognized to date. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2005.

Contact:	News Media: Laura Plumb Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: www.tecoenergy.com